Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (a) Registration Statements (Form S-8 Nos. 033-98256, 033-66592, 033-47436, 333-66255 and 333-98671) pertaining to the 1995 and 2001 Employee Stock Purchase Plans, 1991 Stock Incentive Plan and the Amended and Restated Stock Incentive Plan (1997), (b) Registration Statement (Form S-3 No. 333-122258) and related Prospectus of Option Care, Inc. for the registration of the $86,250,000 2.25% Convertible Senior Notes due 2024 and the Common Stock Issuable Upon Conversion of the Notes and (c) Registration Statement (Form S-3 No. 333-129630) and related Prospectus for the registration for resale of 122,862 shares of Common Stock of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of Option Care, Inc., Option Care, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Option Care, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Chicago, Illinois
March 16, 2006